Exhibit 5

November 22, 2000

LifePoint, Inc.

1205 South Dupont Street

Ontario, CA 91761

Dear Sirs and Madams:

We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by LifePoint, Inc. (the "Company") under the Securities Act of 1933, as amended, relating to 2,000,000 shares (the "Shares") of the Common Stock, $.001 par value per share (the "Common Stock"), of the Company to be issued upon the exercise of stock options granted or to be granted pursuant to the LifePoint, Inc. 2000 Stock Option Plan (the "2000 Option Plan").

As counsel to the Company, we have examined the Restated Certificate of Incorporation of the Company, its By-Laws, its minutes, the 2000 Option Plan, the forms of stock option agreements to be used with respect to the 2000 Option Plan and other corporate proceedings relating to the authorization of the 2000 Option Plan and have reviewed the Registration Statement in the form intended to be filed, as well as the form of Section 10(a) prospectus intended to be distributed to optionees under the 2000 Plan. In our opinion, we have made such an investigation and examination as we deemed necessary for the purposes of expressing an informed opinion on the matters hereafter discussed.

Based upon such examination, it is our opinion that:

  The Company is duly organized and validly existing under the laws of the State of Delaware; and
  The Shares to be issued upon exercise of stock options granted or to be granted pursuant to the 2000 Option Plan in accordance with the terms of the terms of the respective stock option agreement and the 2000 Option Plan will, upon such exercise, be validly issued, fully paid and nonassessable.

In addition, we hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm in Item 5 of the Registration Statement and under the caption "Description of Plan-Federal Income Tax Consequences of Options" in the Section 10(a) prospectus.

Very truly yours,

/s/ WACHTEL & MASYR, LLP